As filed, via EDGAR, with the Securities and Exchange Commission on May 24,
2002.
                                                               File No.:________
                                                              ICA No.: _________

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

   Filed by the registrant |_|
   Filed by a party other than the registrant |X|
      Check the appropriate box:
| |   Preliminary proxy statement          |_|   Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

|X| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to
      Rule 14a-11(c) or Rule 14a-12

                               DOR BIOPHARMA, INC.
                (Name of Registrant as Specified in Its Charter)

                                 STEVE H. KANZER

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of filing fee (Check the appropriate box):

      |X| No fee required.
      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           (1) Title of each class of securities to which  transaction  applies:
           (2) Aggregate number of securities to which transaction applies:
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
           (4) Proposed  maximum  aggregate value of transaction:
           (5) Total fee paid:

      |_| Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           (1) Amount previously paid:
           (2) Form, schedule or registration statement no.:
           (3) Filing party:
           (4) Date filed:

                                CONSENT STATEMENT
                                       OF
                                 STEVE H. KANZER
                                       FOR
                               DOR BIOPHARMA, INC.

        This Consent Solicitation Statement (this "Consent Statement") is furnished to you by Steve H. Kanzer (the "Solicitor") in connection with a solicitation of written consents from the holders of common stock, par value $0.001 per share (the "Common Stock"), and Series B convertible preferred stock, par value $0.05 per share (the "Preferred Stock"; together with the Common Stock, the "Stock"), of DOR Biopharma, Inc., a Delaware corporation ("DOR" or the "Company"), to take the following actions without a meeting of DOR's stockholders, as permitted by the Delaware General Corporation Law (the "DGCL"):

            1. Remove (i) all current members of DOR's Board of Directors (the "Board of Directors") other than Steve H. Kanzer, Paul Rubin, M.D., Richard Dunning, Peter Kleim, Guy Rico, and Steven Thornton (the "Remaining Directors"), and (ii) any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors prior to the effective time of this stockholder action in addition to or in lieu of any of such current members (including any persons elected or appointed in lieu of the Remaining Directors) to fill any newly-created directorship or vacancy on the Board of Directors or otherwise (the "Director Removal Proposal").

            2. Elect Gilbert Goldstein, Larry J. Kessel, M.D. and Peter Salomon, M.D., FACG (collectively, the "Nominees") as directors of DOR to serve until their respective successors are duly elected and qualified (the "Director Election Proposal").

            3. Repeal any By-Laws adopted by the Board of Directors subsequent to May 23, 2002, and prior to the effectiveness of the Solicitor Proposals (as defined below), other than the amendment to the By-Laws contemplated by this Consent Statement (the "By-Laws Proposal"; collectively with the Director Removal Proposal, and the Director Election Proposal, the "Solicitor Proposals").

        The effectiveness of any one Solicitor Proposal is not conditioned upon the adoption of the other Solicitor Proposals.

        The Solicitor asks that stockholders of DOR consent to each of the Solicitor Proposals by marking the enclosed white consent form appropriately, signing and dating it, and returning it promptly in accordance with the instructions set forth below.

         This Consent Statement and the enclosed consent form are first being furnished to DOR's stockholders on or about May __, 2002.

                          SUMMARY OF CONSENT PROCEDURE

         The Solicitor Proposals will become effective on the date when the written consents of holders of a majority of the shares of Stock outstanding on the record date as determined in accordance with Delaware law (the "Record Date") are delivered to DOR, so long as each of those consents is delivered to DOR within 60 days of the earliest dated consent delivered to DOR. Section 213(b) of the DGCL provides that a corporation's board of directors may fix a record date for a consent solicitation, but that the date selected may not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board.
Section 213(b) also provides that if the board does not fix a record date, the record date will be the first date on which a signed written consent is delivered to the corporation. Steve H. Kanzer delivered a signed written consent to DOR on May 24, 2002. Accordingly, the Solicitor believes that the Record Date will be May 24, 2002, the date Mr. Kanzer's written consent was received by DOR. The solicitation period will terminate after 60 days from the Record Date; in other words, it will run through July 22, 2002.

         To the Solicitor' knowledge, there were at the close of business on the Record Date approximately 20,825,710 shares of Common Stock and 108,442 shares of Preferred Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by it as of the Record Date. Each holder of Preferred Stock is entitled to one vote for each share of Common Stock into which a share of Preferred Stock was convertible as of the Record Date. As of the record date, the Solicitor believe each share of Preferred Stock is convertible into 13.55 shares of Common Stock. Consequently, the Preferred Stock was as of the Record Date entitled to an aggregate of 1,469,404 votes. The total voting power represented by the Common Stock and the Preferred Stock as of the Record Date is 22,295,114, with 11,147,557 votes constituting the majority required for adoption of the Solicitor Proposals.

         As of the Record Date, Mr. Kanzer owned 391,674 shares of Common Stock, and options exercisable within 60 days for 416,800 shares of Common Stock, representing in the aggregate approximately 3.62% of the voting power of the outstanding Stock as of the Record Date. As of the Record Date, Mr. Goldstein owned 50,423 shares of Common Stock representing in the aggregate approximately 0.23% of the voting power of the outstanding Stock as of the Record Date. Mr. Goldstein's three adult children own approximately 16,807 shares of Common Stock, as to which Mr. Goldstein disclaims beneficial ownership. As of the Record Date, Dr. Kessel owned no shares of Common Stock, although his wife owns 12,500 shares of Common Stock as to which Dr. Kessel disclaims beneficial ownership. As of the Record Date, Dr. Salomon does not own any shares of Common Stock. Accordingly, taken together the Solicitor and the Nominees own a total of 442,097 shares of Common Stock and options exercisable within 60 days, representing in the aggregate approximately 3.85% of the outstanding Stock as of the Record Date.

         The Solicitor recommends that you consent to each of the Solicitor Proposals by marking the enclosed white consent form appropriately, signing and dating it, and returning it promptly in the postage-paid envelope provided. Failure to sign and return your consent will have the same effect as voting against the Solicitor Proposals.

        If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the consent form representing your shares to be marked, dated, signed and mailed. Only that institution can execute a consent form with respect to your shares held in the name of that institution and only upon receipt of specific instructions from you. The Solicitor urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the Solicitor the address set forth below so that the Solicitor are aware of all instructions given and can attempt to ensure that those instructions are followed.

         The Solicitor currently intends to cease the solicitation of consents once he has determined that valid and unrevoked consents representing a majority of the voting power represented by issued and outstanding shares of Stock as of the Record Date have been obtained and to deliver those consents to DOR in the manner required by Section 228 of the DGCL as soon as practicable thereafter. When the Solicitor Proposals for which consents are given become effective, a stockholder will be unable to revoke his or her consent.

        If the Solicitor Proposals become effective, DOR will as required by the DGCL promptly notify by mail the stockholders who have not consented to the Solicitor Proposals.

         Please return your completed consent form (or institution instructions), and direct any questions, to Steve H. Kanzer at the following coordinates:

                                 Steve H. Kanzer
                          801 Brickell Ave., Suite 900
                                 Miami, FL 33139
                              Phone: (305) 789-6691
                            Facsimile: (305) 789-6664

                WHY YOU SHOULD CONSENT TO THE SOLICITOR PROPOSALS

The Solicitor is concerned about the Company's current rate of spending and headcount relative to its available working capital. According to the Company's most recent 10QSB filing, the Company had $4.7 million in working capital, with a quarterly loss of $1.9 million (an increase of 61% from a loss of $1.2 million for the first quarter 2001). The Solicitor disagrees in particular to the Company's rate of spending in the areas of management salaries, headcount, legal and accounting expenditures, and research and development relating to early stage, as opposed to late stage, pharmaceutical product opportunities. In addition, according to the Company's most recent 10QSB filing, "the Company may also seek to obtain funds from possible future public or private sales of our securities". The Solicitor would consider such a sale to be presently inadvisable given the company's low stock price.

The Solicitor believes that DOR has substantial inherent value, has sufficient working capital to meet its objectives, if properly focused. The Solicitor is proposing an alternative slate of directors that is independent of the Company's current or former management. If the consent solicitation is successful, the Solicitor is hopeful that the reconstituted board will direct management to: (i) institute a significant cost cutting program, reduction of Company management and reduction in headcount from its current level of 22 full-time employees;
(ii) preserve the Company's existing capital ($4.7 million as of the most recent 10QSB filing); (iii) focus the Company's remaining existing financial and human resources on completing the ongoing pivotal phase III clinical trial of orBecTM1 for Intestinal Graft-Vs-Host Disease (IGVHD) and Phase II trial for Crohn's disease; and (iv) as a consequence, hopefully avoid the need for any immediate dilutive financing until after completion of such trials.

             RESULTS OF THE DOR 2002 ANNUAL MEETING OF SHAREHOLDERS

            At DOR's Annual Meeting of Stockholders held on May 23, 2002 (the "2002 Annual Meeting"), Mr. Kanzer nominated three individuals to be considered for election to the board of directors of DOR, Mr. Goldstein, Dr. Kessel and a third individual, Mr. Nicholas Stergis. At the 2002 Annual Meeting, Mr. Kanzer voted his 380,258 shares of Common Stock and voting proxies from eight (8) additional stockholders of record representing an additional approximately 7,948,850 shares of Common Stock and shares of Common Stock into which the Preferred Stock is convertible in favor of election of Mr. Goldstein, Dr. Kessel and Mr. Stergis. At the 2002 Annual Meeting, the approximately 8,099,621 total votes cast in favor of Mr. Goldstein, Dr. Kessel and Mr. Stergis were not sufficient to successfully elected these individuals to the board of directors due to the approximately 11,500,000 majority of votes cast in favor of the reelection of Mr. Colin Bier, the current Chairman and Chief Executive Officer of DOR, Mr. Michael Rosen, the current President and Chief Operating Officer of DOR and Kenneth Tempero, M.D., Ph.D., the former Chairman of DOR, whom this Consent seeks to remove from the board of directors. Of the 11,500,000 shares voting in favor of Messrs. Bier, Rosen and Dr. Tempero, approximately 8,400,000 shares were voted by transfer agents and various brokerage firms holding shares of Common Stock in "street name" on behalf of other beneficial owners. The Solicitor believes that most of these transfer agents and brokerage firms have standing instructions to vote such "street name" shares for which the beneficial owners fail to respond to a company proxy in a so-called "uncontested election" in favor of the slate of directors recommended by the company absent alternative instructions received from the beneficial owners. The true number of votes cast under standing instructions as described is not known by the Solicitor.

                             THE SOLICITOR PROPOSALS

         The Solicitor is seeking written consents from the holders of shares of Stock to elect the Nominees and adopt the other Solicitor Proposals and to take the following actions without a stockholders meeting, as permitted by the DGCL. The effectiveness of each of the Solicitor Proposals is subject to, and conditioned upon, the adoption of each of the other Solicitor Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the voting power of the shares of Stock then outstanding. If, however, the By-Laws Proposal is not so adopted, the Solicitor reserves the right to waive this condition, but only with respect to the By-Laws Proposal.

Board Removal Proposal

        This proposal would remove each of the current members of the Board of directors other than the Remaining Directors (as defined below) and the persons elected pursuant to this consent. The text of the resolution is as follows:

        RESOLVED, that (1) each current member of the Board of Directors of DOR, other than Steve H. Kanzer, Paul Rubin, M.D., Richard Dunning, Peter Kleim, Guy Rico, and Steven Thornton (those current members, the "Remaining Directors"), and (2) any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors of DOR prior to the effective time of this resolution, in addition to or in lieu of any of such current members (including any persons elected or appointed in lieu of the Remaining Directors) to fill any newly created directorship or vacancy on the Board of Directors of DOR, or otherwise, is hereby removed and the office of each such member of the Board of Directors of DOR is hereby declared vacant.

Delaware law provides that directors of DOR may be removed, with or without cause, by the holders of a majority of the shares of stock then entitled to vote at an election of the directors. This Solicitor Proposal would remove three (3) of the current nine (9) directors (other than the Remaining Directors) so that the three (3) Nominees would, if elected, constitute, along with the six (6) Remaining Directors all of the nine (9) members of the Board of Directors. Each member of the Board of Directors would then serve until a successor is elected and qualified or until he resigns or is removed.

Director Election Proposal

         This proposal would elect Gilbert Goldstein and Drs. Larry J. Kessel and Peter Salomon as directors of DOR. The text of the resolution is as follows:

         RESOLVED, that Gilbert Goldstein, Larry J. Kessel, M.D. and Peter Salomon, M.D. are hereby elected as directors of DOR, to serve until their respective successors are duly elected and qualified.

        The Solicitor seeks to replace Messrs. Bier, Rosen and Dr. Tempero with the three (3) Nominees. Pursuant to this Solicitor Proposal, the three (3) Nominees would, if elected, constitute, along with the six (6) Remaining Directors all of the nine (9) members of the Board of Directors. The Solicitor proposes that the Nominees named above, once elected, serve until the next annual meeting of the stockholders and until their successors have been duly elected and qualified. Each of the Nominees has consented to serve as a director of DOR if elected. See "Certain Information Regarding the Solicitor and the Nominees" for more information about the Nominees.

By-Laws Proposal

         This proposal would repeal each provision of any amendment to the By-Laws adopted subsequent to May 24, 2002 (the day Mr. Kanzer delivered his own Consent to DOR and initailly filed his consent solicitation documents for review by the Securities and Exchange Commission ("SEC")), and prior to the effectiveness of the Solicitor Proposals, other than the amendment to the By-Laws contemplated by this Consent Statement. This proposal is designed to prevent the existing Board of Directors from taking actions to amend the By-Laws which might prevent the stockholders from accomplishing the objectives described in this Consent Statement. The Solicitor is not currently aware of any amendments to the by-Laws that would be repealed upon effectiveness of the Solicitor Proposals. If the current Board of Directors adopts any material amendments they would be repealed upon effectiveness of the Solicitor Proposals. The Solicitor will provide stockholders with additional materials regarding those amendments. The text of the resolution is set forth below.

         RESOLVED, that all By-Laws adopted subsequent to May 24, 2002, and prior to the effectiveness of this resolution are null and void and of no force and effect.

         Section 109 of the DGCL provides that "the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote ...; provided, however, any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors .... The fact that such power has been so conferred upon the directors ... shall not divest the stockholders ... of the power, nor limit their power to adopt, amend or repeal bylaws." The Solicitor believes that such an unequivocal statement makes it clear that the stockholders of DOR have the power under Delaware law to repeal By-Laws as provided by the By-Laws Proposal, whether or not the By-Laws so amended or repealed are known to the stockholders. To the knowledge of the Solicitor, the Delaware courts have not addressed the validity of a proposal in the form of the By-Laws Proposal. Based upon a review of the By-Laws on file with the Commission as of May 24, 2002, the Solicitor does not believe that the invalidity of this proposal would have an adverse effect on the stockholders or this consent solicitation. Upon effectiveness of this proposal, all By-Laws adopted subsequent to May 24, 2002, whether they could be considered as beneficial or detrimental to the stockholders, will be repealed. If prior to the effectiveness of the Solicitor Proposals the Board of Directors adopts any material amendments to the By-Laws that are relevant to the Solicitor Proposals, the Solicitor will forward additional solicitation materials to DOR's stockholders regarding those actions.

          CERTAIN INFORMATION REGARDING THE SOLICITOR AND THE NOMINEES

         Set forth below are the name, age, present principal occupation and employment history of each of the Nominees for at least the past five years. The information regarding each Nominee has been furnished to the Solicitor by that Nominee. Each of the Nominees has consented to serve as a director of DOR, and is at least 18 years of age.

Larry J. Kessel, M.D., 47, a Nominee, currently is in private practice in internal and geriatric medicine since 1985. He has served as medical director at Integrated Health Services, a conglomerate involved in geriatric care. He has been a clinical instructor at Jefferson Medical College since 1984. Dr. Kessel holds a position on the Board of Directors of Genta, Inc. and Cypress Biosciences, Inc. both public biotechnology companies.

Peter Salomon, M.D, FACG., 48, a Nominee, is a Board Certified Gastroenterologist in private practice with Gastroenterology Associates of South Florida. Dr. Salomon is an active clinical researcher in the treatment of Crohn's disease and has seen several thousand patients suffering from inflammatory bowel disease. He has been the author of numerous peer reviewed publications on the subject of Crohn's disease and is co-author of the chapter of the leading gastroentorology textbook, Sleisinger & Fordtran's, Gastrointestinal & Liver Diseases. Dr. Salomon received his undergraduate degree from New York University in 1981 and his Medical Degree from New York University in 1985. Dr. Saloman received his training in Internal Medicine and Gastroenterology at The Mount Sinai Hospital in New York where he also held a grant from the Crohn's and Colitis Foundation to perform research in inflammatory bowel disease.

Gilbert Goldstein, 72, a Nominee, has been self-employed in the field of real estate investment and development of shopping centers, office buildings, industrial parks, condominium projects, and land development. Mr. Goldstein is also actively involved in venture capital investments. Mr. Goldstein was an officer in the U.S. Air Force and is a graduate of Pennsylvania State University.

            Set forth below are the name, age, present principal occupation and employment history for at least the past five years of the Solicitor.

Steve H. Kanzer, C.P.A., Esq., 38, has served as a member of the Board of Directors since June 1996. From December 1997 until November 29, 2001, Mr. Kanzer was President and Chief Executive Officer of Corporate Technology Development, Inc., which was acquired by DOR in November 2001. Since December 2000, Mr. Kanzer has also been Chairman, Chief Executive Officer and President of Accredited Equities, Inc., ("Accredited") a NASD member investment banking firm specializing in the biopharmaceutical industries that is based in Miami, Florida. Since January 2001, Mr. Kanzer is also Chairman and Chief Executive Officer of Accredited Ventures, Inc., a venture capital group specializing in the biopharmaceutical industry. Since December 2000, Mr. Kanzer is the President and Chief Executive Officer of Vertical Memories, Inc. and General Fiber, both private medical technology companies. Since January 2001, Mr. Kanzer is the President and Chief Executive Officer of CD4 Biosciences, Inc., Developmental Therapeutics, Inc., Pipex, Inc. and Solovax, Inc., all private biotechnology companies. Mr. Kanzer is also President and Chief Executive Officer of several other private biotechnology companies. From 1992 until December 1998, Mr. Kanzer was a founder and Senior Managing Director of Paramount Capital, Inc., an investment bank specializing in the biotechnology and biopharmaceutical industries, and Senior Managing Director--Head of Venture Capital of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical venture capital and merchant banking firm that is affiliated with Paramount Capital, Inc. From 1994 until June 2000, Mr. Kanzer was a founder and Chairman of Discovery Laboratories, Inc., a publicly traded pharmaceutical research and development company. Mr. Kanzer is a member of the board of directors of Atlantic Technology Ventures, Inc., a publicly traded pharmaceutical research and development company. Prior to joining Paramount Capital, Inc., Mr. Kanzer was an attorney with Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York from September 1988 to October 1991. He received his J.D. from New York University School of Law in 1988 and a B.B.A. in Accounting from Baruch College in 1985. Mr. Kanzer is currently the designated nominee of Aries Select, Ltd. and Aries Select I LLC to the board of directors of DOR. See "Certain Relationships and Transactions", below.

         The Solicitor has, during the past 10 years, not been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Steve H. Kanzer is a director of DOR and the former President and Chief Executive Officer and a director of CTD, a biotechnology company that DOR acquired on November 29, 2001. As of May 24, 2002, Mr. Kanzer beneficially owned 808,434 common stock or options to purchase common stock comprising approximately 3.62% of DOR's common stock. Mr. Kanzer serves on the board of directors of DOR as a nominee of the Aries Master Fund II and the Aries Domestic Fund, who subsequently transferred their right to nominate a member to the board of directors of DOR to Aries Select, Ltd., or Aries, and Aries Select I LLC, or Aries I, each of which is a principal stockholder of DOR. Aries Select II LLC, or Aries II, is also a stockholder of DOR. From February 1992 until December 1998, Steve H. Kanzer was a Senior Managing Director of Paramount. Paramount Capital Asset Management, Inc., or PCAM, is the investment manager of Aries and the managing member of each of Aries I and Aries II. Lindsay A. Rosenwald, M.D. is the Chairman and sole stockholder of PCAM and Paramount Capital, Inc., or Paramount. As of May 25, 2002, Dr. Rosenwald beneficially owned 25% of DOR's common stock. Paramount has acted as a placement agent in connection with certain private placements of DOR's common stock, as a finder in connection with a private placement of DOR's common stock and warrants, and as a financial advisor to DOR. In addition, certain officers, employees and associates of Paramount and its affiliates own securities of DOR and a subsidiary of DOR. Dr. Rosenwald is also the Chairman and sole stockholder of Huntington Street Company, or Huntington Street, and June Street Company, or June Street, and is the sole member of Paramount Capital Drug Development Holdings LLC, or Paramount Holdings.

On June 13, 1996, Dominion Resources, Inc. entered into an agreement with The Aries Fund and the Aries Domestic Fund, L.P., collectively referred to herein as the Aries Funds, with the Company as a party to the agreement, whereby the Aries Funds purchased an aggregate of 266,667 shares of the Company's common stock from Dominion Resources. As part of the transaction, Dominion Resources transferred to the Aries Funds certain of its rights under an existing agreement with the Company, including the right to designate one of the directors of the Company and the right to have the shares registered under the Securities Act. Upon completion of the transaction, Steve H. Kanzer, also the Solicitor, was elected to the Board of Directors as a designee of the Aries Funds. On June 26, 1996, the Aries Funds purchased from the Company an additional 333,334 shares of common stock. The purchase agreements relating to such shares contains various representations and warranties concerning the Company and its activities and also various affirmations and negative covenants. The agreements grant to the Aries Funds the right to have the shares registered under the Securities Act and restrict the Company from entering into mergers, acquisitions, or sales of the Company's assets without the prior approval of the Aries Funds and the Aries Fund nominee on the Board. In 2001, the Aries Funds transferred the shares of the Company's common stock and the rights under the purchase agreements to Aries Select, Ltd. and

Aries Select I LLC. Aries Select, Ltd. and Aries Select I LLC each beneficially own in excess of 5% of the Company's common stock, based upon the shares of common stock and shares of common stock issuable upon exercise of warrants beneficially owned by each of them.

In connection with a credit agreement entered into by the Company and the Aries Funds on May 19,1997, the Company issued to the Aries Funds warrants to purchase an aggregate of 66,668 shares of common stock. Paramount Capital Asset Management, Inc., or PCAM, is the investment manager of the Aries Funds and the general partner of the Aries Domestic Fund, L.P. In 2001, the Aries Funds transferred their Company warrants to Aries Select, Ltd. and Aries Select I LLC, both of which are affiliates of PCAM, Paramount Capital, Inc., or Paramount, and Lindsay Rosenwald, M.D. Dr. Rosenwald is the President and sole stockholder of PCAM and Paramount. PCAM and Dr. Rosenwald each beneficially own in excess of 5% of the Company's outstanding common stock, based upon the shares of common stock and shares of common stock issuable upon exercise of warrants beneficially owned by each of them.

On January 21, 1998, the Company established a joint venture, InnoVaccines Corporation, with Elan Corporation, PLC for the exclusive research, development and commercialization of oral and mucosal prophylactic and therapeutic vaccines. As part of the transaction, Elan International Services, Ltd., or, Elan International, a wholly owned subsidiary of Elan, made a $2.0 million investment in the Company by purchasing 307,692 shares of common stock and warrants to acquire 230,770 shares of common stock.

In addition, in connection with the joint venture and the execution of a license agreement, the Company issued $8.0 million of Series B preferred stock to Elan International. Upon completion of the transaction, Steven Thornton was elected to the Board of Directors as a designee of Elan International. As of December 31, 2001, Elan has paid approximately $1,788,580 of the Company's funding obligations for InnoVaccines. Based upon the shares of common stock and shares of common stock issuable upon conversion of the Series B preferred stock and Series C preferred stock beneficially owned, Elan International beneficially owns in excess of 5% of the common stock of the Company.

On October 21, 1998, the Company established a second joint venture, Endorex Newco, Ltd., with Elan for the exclusive research, development and commercialization of the MEDIPAD(R)'s disposable drug delivery system for an iron chelation therapy. In connection with the joint venture and the execution of a license agreement, the Company issued $8.4 million of Series C preferred stock to Elan International.

Pursuant to a Financial Advisory Agreement dated as of October 18, 2001 between Paramount and the Company, Paramount provided to the Company financial advisory services regarding the merger between the Company and CTD. Paramount received as compensation for these services, options to purchase 46,000 shares of the Company's common stock at an exercise price of 1.25 per share. These options vested immediately upon issuance and expire on February 21, 2011. Additionally on November 29, 2001, the closing date of the CTD merger, the Company issued Paramount additional "success fee" options to purchase 54,000 shares of the Company's common stock at an exercise price of $0.90 per share. These options vested immediately upon issuance and expire on November 29, 2011.

Except as set forth in this Consent Statement, to the best knowledge of the Solicitor, none of the Solicitor or Nominees (i) owns beneficially, directly or indirectly any securities of DOR, (ii) owns beneficially, directly or indirectly any securities of any parent or subsidiary of DOR, (iii) owns any securities of DOR of record but not beneficially, (iv) has purchased or sold any securities of DOR within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of DOR, (vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of DOR, (vii) since the beginning of DOR's last fiscal year has been indebted to DOR or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by DOR or with respect to any future transactions to which DOR or any of its affiliates will or may be a party. In addition, to the best knowledge of the Solicitor, except as set forth in this Consent Statement, since the beginning of DOR's last fiscal year, none of the Solicitor or Nominees has had or is to have a direct or indirect material interest in any transaction or proposed transaction with DOR in which the amount involved exceeds $60,000.

         Except as set forth in this Consent Statement, to the best knowledge of the Solicitor, none of the Nominees, since the beginning of DOR's last fiscal year, has been affiliated with (i) any entity that made or received, or during DOR's current fiscal year proposes to make or receive, payments to or from DOR or its subsidiaries for property or services in excess of 5% of either DOR's or that entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which DOR or its subsidiaries was indebted at the end of DOR's last full fiscal year in an aggregate amount exceeding 5% of DOR's total consolidated assets at the end of such year. Except as set forth in this Consent Statement, none of the Nominees is or during DOR's last fiscal year has been affiliated with any law or investment banking firm that has performed or proposes to perform services for DOR.

         To the best knowledge of the Solicitor, except for Mr. Kanzer, in the case of CTD, none of the corporations or organizations in which each of the Nominees has conducted his principal occupation or employment was a parent, subsidiary or other affiliate of DOR, and no Nominee holds any position or office with DOR or has any family relationship with any executive officer or director of DOR or has been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

                              THE CONSENT PROCEDURE

         Section 228 of the DGCL states that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. In the case of this consent solicitation, written, unrevoked consents of the holders of a majority of the outstanding shares of Stock as of the Record Date must be delivered to DOR as described above to effect the actions as to which consents are being solicited hereunder. Section 228 of the DGCL further provides that no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by Section 228, written consents signed by a sufficient number of holders to take such action are delivered to the corporation in the manner required by Section 228.

            The Solicitor currently intend to cease the solicitation of consents once they have determined that valid and unrevoked consents representing a majority of the voting power represented by issued and outstanding shares of Stock as of the Record Date have been obtained and to deliver those consents to DOR in the manner required by Section 228 of the DGCL as soon as practicable thereafter. When the Solicitor Proposals for which consents are given become effective, a stockholder will be unable to revoke his or her consent.

         If the Solicitor Proposals become effective, DOR will as required by the DGCL promptly notify by mail the stockholders who have not consented to the Solicitor Proposals.

         Consents may only be executed by stockholders of record at the close of business on the Record Date. To the best knowledge of the Solicitor, as of the close of business on the Record Date there were outstanding approximately 20,825,710 shares of Common Stock and 1,469,404 shares of Preferred Stock. Given that the Solicitor owns in the aggregate shares accounting for less than 4% of the voting power of the Stock, consents of stockholders owning approximately 47% of the voting power of the outstanding shares of Stock other than those owned by the Solicitor on the Record Date are still required to adopt the Solicitor Proposals. Since the Solicitor must receive consents from the holders of a majority of the voting power represented by DOR's outstanding shares in order for the Solicitor Proposals to be adopted, a broker non-vote or direction to withhold authority to vote on the consent form will have the same effect as a "no" vote with respect to the Solicitor' solicitation.

Consent Form Special Instructions

         If you were a record holder as of the close of business on the Record ate, you may elect to consent to, withhold consent or abstain with respect to each Solicitor Proposal by marking the "CONSENT," "WITHHOLD CONSENT," or "ABSTAIN" box, as applicable, underneath EACH Solicitor Proposal on the accompanying white consent form and signing, dating and returning it promptly in the enclosed postage-paid envelope. Each consent form will be voted in accordance with the stockholder's instruction on that consent form. As to the Solicitor Proposals set forth herein, stockholders may consent to an individual Solicitor Proposal or may withhold their consent by marking the proper box in the consent form. If the enclosed consent form is signed and returned and no direction is given, it will be voted in favor of all of the Solicitor Proposals and if the consent form is signed and returned and not dated, it will be dated on or about the date it is received.

         If any stockholder who has executed and returned the white consent form has failed to check a box marked "CONSENT," "WITHHOLD CONSENT," or "ABSTAIN" for any or all of the Solicitor Proposals, that stockholder's consent form will be voted in favor of that Solicitor Proposal or those Solicitor Proposals.

         The Solicitor recommend that you consent to each of the Solicitor Proposals. Your consent is important. Please mark, sign and date the enclosed white consent form and return it promptly in the enclosed postage-paid envelope to the address set forth under "Summary of Consent Procedure." Failure to return your consent form will have the same effect as withholding consent to the Solicitor Proposals.

         If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for the consent form representing your shares to be marked, dated, signed and mailed. Only that institution can execute a consent form with respect to your shares held in the name of the institution and only upon receipt of specific instructions from you. The Solicitor urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Steve H. Kanzer at the address set forth under "Summary of Consent

Procedure" so that the Solicitor are aware of all instructions given and can attempt to ensure that such instructions are followed.

         Broker non-votes, abstentions, or failure to return a signed consent will have the same effect as withholding consent to the Solicitor Proposals. The Solicitor urge each stockholder to ensure that the record holder of his or her shares marks, signs, dates and returns the enclosed white consent form as soon as possible.

                    REVOCATION; COSTS OF CONSENT SOLICITATION

         A consent executed by a stockholder may be revoked at any time before its exercise by submitting (i) a written, dated revocation of that consent or
(ii) a later dated consent covering the same shares. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed consent is taken. The revocation may be delivered to Steve H. Kanzer, 801 Brickell Avenue, Suite 900, Miami, FL 33131.

         The purpose of the Solicitor Proposals being made by the Solicitor in this Consent Statement is to advance the interests of all of DOR's stockholders. Therefore, the Solicitor believe that their expenses in connection with the consent solicitation, which are being paid by Mr. Kanzer, should be reimbursed by DOR. The cost of the solicitation of consents to the Solicitor Proposals will be initially borne by the Solicitor. The Solicitor intend to seek reimbursement of their expenses from DOR if the Solicitor Proposals become effective. This request will not be submitted to a stockholder vote. Costs related to the solicitation of consents to the Solicitor Proposals include expenditures for attorneys and postage and are expected to aggregate approximately $20,000. To date, the Solicitor have incurred costs of approximately $5,000. The actual costs and expenses could be materially different than the estimate set for above, and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this Consent Statement.

         Your consent is important. No matter how many or how few shares you own, please consent to the Solicitor Proposals by marking, sign, dating, and mailing the enclosed white consent form promptly.

                                                Steve H. Kanzer
                                                                    May 24, 2002


ANNEX 1


           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

                       The table below sets forth information regarding the beneficial ownership of the Company's common stock and Series B preferred stock as of March 25, 2002, by the following individuals or groups:

         - each person or entity who is known by the Company to own beneficially more than 5.0% of the Company's outstanding common stock or Series B preferred stock;

         -        each of the Named Executive Officers;

         -        each of the Company's directors and nominees for director; and

         - all of the Company's directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of the Company's common stock that are subject to warrants, options or other convertible securities that are presently exercisable or exercisable within 60 days of May 24, 2002 are deemed to be outstanding and beneficially owned by the person holding the warrants or stock options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares shown below, and the address of each of the Named Executive Officers and directors is c/o DOR BioPharma, Inc., 28101 Ballard, Lake Forest, IL 60045. As of May 24, 2002, the Company had 20,825,710 shares of common stock outstanding.

                                                 Common Stock               Series B Convertible
                                                 Beneficially    Percent       Preferred Stock      Percent
     Name and Address of Beneficial Owner            Owned       of Class     Beneficially Owned    of Class
----------------------------------------------- ---------------- ---------- ----------------------- ---------
Aries Select, Ltd.(1)                           2,369,986        11.30%
c/o Paramount Capital Asset
Management, Inc.
  787 Seventh Avenue
  New York, NY 10019
----------------------------------------------- ---------------- ---------- ----------------------- ---------
Nomura Bank
  Kasamaristrasse I
  CH 8021
  Zurich, Switzerland                           1,390,358        6.68%
----------------------------------------------- ---------------- ---------- ----------------------- ---------
TVM Techno Venture Management
   101 Arch Street
   Suite 1950
   Boston, MA 02110                             1,286,997        6.18%
----------------------------------------------- ---------------- ---------- ----------------------- ---------


Aries Select I LLC(2)
  c/o Paramount Capital Asset
Management, Inc.
  787 Seventh Avenue
  New York, NY 10019                            1,076,081        5.15%
----------------------------------------------- ---------------- ---------- ----------------------- ---------
Elan International Services, Ltd.(3)
  102 St. James Court
  Flatts Smith, SL 04
Bermuda                                         3,186,591        14.15%     108,442                 100 %
----------------------------------------------- ---------------- ---------- ----------------------- ---------
Lindsay A. Rosenwald, M.D.(4)
  787 Seventh Avenue,
  New York, NY 10019                            5,737,844        25.41%
----------------------------------------------- ---------------- ---------- ----------------------- ---------
Paramount Capital Asset Management, Inc.(5)
  787 Seventh Avenue,
  New York, NY 10019                            4,058,024        19.27%
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Colin Bier (6)                                  217,072          1.03%
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Richard Dunning(7)                              104,000          *
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Steve H. Kanzer(6)                              808,434          3.75%
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Peter Kliem(6)                                  83,572           *
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Steve Koulogeorge(6)                            13,500           *
----------------------------------------------- ---------------- ---------- ----------------------- ---------

John McCracken(7)                               75,000           *
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Guy Rico(7)                                         --           *
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Michael S. Rosen(6)                             721,510          3.35%
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Paul Rubin(7)                                   104,000          *
----------------------------------------------- ---------------- ---------- ----------------------- ---------

H. Lawrence Shaw(7)                             104,000          *
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Kenneth Tempero(7)                              153,000          1.22%
----------------------------------------------- ---------------- ---------- ----------------------- ---------

Steven Thornton(7)                              85,500           *

----------------------------------------------- ---------------- ---------- ----------------------- ---------
All directors and officers as a group (12
persons)(8)                                     2,406,526        12.18 %
----------------------------------------------- ---------------- ---------- ----------------------- ---------


* Represents less than 1% of outstanding common stock or voting power.

(1) Number of shares beneficially owned includes 23,334 shares of common stock issuable upon exercise of warrants exercisable until May 19, 2002, and 56,533 shares of common stock issuable upon exercise of warrants exercisable until April 16, 2003.

(2) Number of shares beneficially owned includes 43,334 shares of common stock issuable upon exercise of warrants exercisable until May 19, 2002, and 112,159 shares of common stock issuable upon exercise of warrants exercisable until April 16, 2003.

(3) Number of shares beneficially owned includes 1,469,404 shares of common stock issuable upon conversion of Series B preferred stock, 1,178,725 shares of common stock issuable upon conversion of Series C preferred stock and 230,770 shares of common stock issuable upon exercise of warrants exercisable until January 21, 2004.

(4) Lindsay A. Rosenwald, M.D., is the Chairman and sole stockholder of Paramount Capital Asset Management, Inc. ("PCAM"). PCAM is the investment manager of Aries Select, Ltd and is the managing member of Aries Select I LLC. Dr. Rosenwald and PCAM share the power to vote and/or dispose of the shares held by Aries Select, Ltd. And Aries Select I LLC. The securities beneficially owned by Dr. Rosenwald include 1,434,032 shares of common stock issuable upon exercise of warrants exercisable until April 16, 2003, 2,369,986 shares beneficially owned by Aries Select I LLC, 1,076,081 shares beneficially owned by Aries Select, Ltd. and 20,284 shares beneficially owned by Aries Select II LLC.

(5) Includes the 2,369,986 shares beneficially owned by Aries Select, Ltd. and the 1,076,081 shares beneficially owned by Aries Select I LLC.

(6) Consists of stock held and shares issuable upon exercise of options that are exercisable within the 60-day period following May 24, 2002 as follows: Colin Bier 3,500 shares and 708,750 option shares, Steve Kanzer, 391,674 shares and 416,800 option shares, Peter Kliem, 20,000 shares and 63,573 option shares, Steve Koulogeorge, 3,000 shares and 10,500 option shares, Michael Rosen, 12,760 shares and 708,750 option shares.

(7) Consists of shares issuable upon exercise of options that are exercisable within the 60-day period following May 24, 2002.

(8) Includes a total of 2,117,266 shares issuable upon exercise of options which are exercisable within the 60 day period following May 24, 2002.

                              DOR BIOPHARMA, INC.

               CONSENT OF STOCKHOLDER TO ACTION WITHOUT A MEETING

                          THIS CONSENT IS SOLICITED BY
                       STEVE H. KANZER (THE "SOLICITOR")

        Unless otherwise indicated below, the undersigned, a stockholder on May 25, 2002 (the "Record Date"), of DOR Biopharma, Inc. ("DOR"), hereby consents, pursuant to Section 228 of the General Corporation Law of the State of Delaware, with respect to all shares of Common Stock, par value $0.001 per share, of DOR (the "Common Stock") and Series B Convertible Preferred Stock, par value $0.05 per share, of DOR (the "Preferred Stock," and together with the Common Stock, the "Stock"), held by the undersigned, to each of the following actions without a meeting, without prior notice and without a vote.

  THE SOLICITOR RECOMMENDS THAT YOU CONSENT TO THE FOLLOWING PROPOSALS.

1. Resolved, that (1) each current member of the Board of Directors of DOR, other than Steve H. Kanzer, Paul Rubin, M.D., Richard Dunning, Peter Kleim, Guy Rico, and Steven Thornton (the "Remaining Directors"), and
        (ii) any other person or persons (other than the persons elected pursuant to this consent) elected or appointed to the Board of Directors prior to the effective time of this stockholder action in addition to or in lieu of any of such current members (including any persons elected or appointed in lieu of the Remaining Directors) to fill any newly-created directorship or vacancy on the Board of Directors or otherwise (the "Director Removal Proposal").

        |_|   CONSENT |_|   WITHHOLD CONSENT       |_|   ABSTAIN

2. Elect Gilbert Goldstein, Larry J. Kessel, M.D. and Peter Salomon, M.D. (collectively, the "Nominees") are hereby elected as directors of DOR to serve until their respective successors are duly elected and qualified (the "Director Election Proposal").

        |_|   CONSENT |_|   WITHHOLD CONSENT       |_|   ABSTAIN

(To withhold consent to the election of either Dr. Kessel, or Dr. Salomon, or Mr. Goldstein, write his name in the following space:________________________.)

3. Repeal any By-Laws adopted by the Board of Directors subsequent to May 24, 2002, and prior to the effectiveness of the Solicitor Proposals (as defined below), other than the amendment to the By-Laws contemplated by this Consent Statement (the "By-Laws Proposal"; collectively with the Director Removal Proposal, and the Director Election Proposal, the "Solicitor Proposals").

        |_|   CONSENT |_|   WITHHOLD CONSENT       |_|   ABSTAIN

        To consent, withhold consent or abstain from consenting to the proposals set forth above (the "Proposals"), check the appropriate boxes above. If no box is marked above with respect to any Proposal, you will be deemed to have consented to that Proposal.

The effectiveness of any one Solicitor Proposal is not conditioned upon the adoption of the other Solicitor Proposals .

                                           Dated:______________________, 1999


                                            --------------------------------
                                                          (Signature)

                                            --------------------------------
                                            (Title or authority, if applicable)


                                            --------------------------------
                                             (Signature if held jointly)


Please sign your name exactly as it appears on this consent. If the shares are registered in more than one name, the signature of each person in whose name the shares are registered is required. A corporation should sign in its full corporate name, with a duly authorized officer signing on behalf of the corporation and stating his or her title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as such. A partnership should sign in its partnership name, with an authorized person signing on behalf of the partnership. This consent serves to vote all shares to which the signatory is entitled.

  PLEASE DATE, SIGN AND MAIL THE CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE.